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                                  EXHIBIT 23.2

                           Consent of Moss Adams LLP

     We consent to the incorporation by reference in the Registration Statement of Westower Corporation on Form S-8 (Registration No. 3333-65337) of our report dated April 14, 1998, except for the third paragraph in Note 3, as to which the date is May 31, 1998 and the fourth paragraph in Note 3, as to which the date is October 23, 1998, relating to the financial statements of Westower Corporation appearing in the Amendment No. 2 on Form 10-KSB/A to the Transition Report on Form 10-KSB dated January 25, 1999, of Westower Corporation.

/s/ Moss Adams LLP
Bellingham, Washington
February 9, 1999